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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 24 to the registration statement on Form N-1A ("Registration Statement") of our reports dated March 19, 2002, relating to the financial statements and financial highlights which appear in the February 28, 2002 Annual Reports to Shareholders of California Tax-Free Bond Fund and California Tax-Free Money Fund (comprising T. Rowe Price California Tax-Free Income Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Baltimore, MD
June 14, 2002